THIS NOTE AND THE SECURITIES ISSUABLE UPON CONVERSION OF THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR QUALIFIED UNDER ANY STATE SECURITIES LAW, AND MAY NOT BE SOLD, TRANSFERRED ASSIGNED OR HYPOTHECATED UNLESS THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT COVERING THIS NOTE AND/OR SUCH SECURITIES, OR THE HOLDER RECEIVES AN OPINION OF COUNSEL FOR THE HOLDER OF THE NOTE AND/OR SUCH SECURITIES SATISFACTORY TO THE CORPORATION STATING THAT SUCH SALE, TRANSFER, ASSIGNMENT OR HYPOTHECATION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SUCH ACT AND THE QUALIFICATION REQUIREMENTS UNDER STATE LAW.


                            U.S. WIRELESS DATA, INC.
                        10%, UNSECURED and NONASSIGNABLE,
                                 PROMISSORY NOTE
                               DUE March 11, 1999

$60,000                                                        March 12, 1998

1) Obligation. FOR VALUE RECEIVED, U.S. Wireless Data, Inc., a Colorado corporation (hereinafter called the "Corporation"), hereby promises to pay entr[THETA]net Group LLC (hereinafter called the "Holder") on the earlier of March 11, 1999 or upon a "Financing Event", (the "Payment Date") the principal sum of Sixty Thousand Dollars ($60,000) and interest on such principal sum from the date hereof at the annual rate of ten percent (10%) per annum (based on a 360-day year, 30-day month) until payment in full of principal. A Financing Event shall have been considered to have occurred upon the Corporation having received a gross proceeds of $2,000,000, cumulative from the date of this note, from the sale of the Corporations Equity Securities, instruments convertible into Equity and the sale of the Stock Repurchase Rights.

2) Medium of Payment. The principal and interest on this promissory note (this "Note") are payable in lawful money of the United States of America at the Holder's address set forth below, or at such other address as the Holder hereof may from time to time designate to the Corporation in writing.

3) Prepayment. The Corporation may prepay this Note in whole or in part at any time prior to due date of this Note.

4)  Default.

         a. Events of Default. Without notice, except as expressly provided herein, the following will be deemed to be events of default:

          i. Covenants. Failure on the part of the Corporation to observe or perform any of the covenants or agreements on the part of the Corporation contained in this Note after (A) written notice of such failure, requiring the Corporation to remedy the same, has been given to the Corporation by the Holder, and (B) such failure has continued without remedy for a period of thirty days; or

          ii. Receivership. The entry of a decree or order of a court having jurisdiction in the matter for the appointment of a receiver and such decree or order has continued in force undischarged or unstayed for a period of one hundred twenty days; or

          iii. Bankruptcy. The Corporation institutes proceedings to be adjudged a voluntary bankrupt, or consents to the filing of bankruptcy proceedings against it, or files a petition or answer or consent seeking reorganization under the National Bankruptcy Act or any other similar or applicable federal or state law, or consents to the filing of any such petition, or consents to the appointment of a receiver, liquidator, or trustee in bankruptcy, or makes a general assignment for the benefit of creditors, or admits in writing its inability to pay its debts generally as they become due; or

          iv. Attachment. Any judgment, writ, or warrant of attachment or of any similar process in an amount in excess of $100,000 is entered or filed against the Corporation or against any of its property or assets and remains unpaid, unvacated, unbonded or unstayed for a period of 120 days.

         b. Acceleration of Maturity. If any one or more of the foregoing events of default occurs, the Holder, by notice in writing to the Corporation, may declare the principal of and all accrued interest on this Note then outstanding immediately due and payable without further notice or demand; provided, however, that at any time after such declaration the same may be rescinded and such event of default may be waived by the Holder by written notice to the Corporation.

         c. Payment on Acceleration. Upon any such acceleration of the maturity of this Note, the Corporation will within 90 days pay to the Holder the entire principal balance unpaid on this Note, together with accrued interest thereon to the date of such payment.

         d. Failure to Pay. If the Corporation fails to make payment to the Holder as provided in the preceding Subsection (Payment on Acceleration), the Holder will be entitled and empowered to take such measures as may be appropriate to enforce the Corporation's obligations under this Note, by judicial proceedings or otherwise. If suit is brought to enforce payment of this Note, the Corporation promises to pay reasonable attorneys' fees to be fixed by the Court.

5) No Assignment. This Note is unsecured, nontransferable and nonassignable. Holder may not sell, assign, pledge, hypothecate or otherwise transfer this Note

6) Notices. Any communication or notices may be delivered or mailed to the offices of the Corporation at its principal place of business and to the Holder at the Holder's address set forth below, or to such other addresses as the Corporation, or Holder, may designate in writing from time to time.

7) Applicable Law. This Note shall be governed by and construed in accordance with the laws of the State of California applicable to contracts between California residents entered into and so be performed entirely within the State of California.

Executed as of March 12, 1998

By:     /s/ Evon Kelly
        -----------------------
         Evon Kelly
         Chief Executive Officer


The name and address of the registered Holder of this Note is:
entrenet Group LLC
1304 Southpoint Blvd., Suite 220
Petaluma, California 94954
Fax 707-781-2514
Email john@entre.net